SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 3, 2005

aaiPharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21185	04-2687849
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2320 Scientific Park Drive
Wilmington, North Carolina 28405

(Address of Principal Executive Offices)
(Zip Code)

(910) 254-7000 (Registrant’s Telephone Number, Including Area Code)

Not Applicable (Former name or former address, if changed from last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Preliminary Note

     aaiPharma Inc. or its subsidiaries (collectively, “we”) own the following registered and unregistered trademarks: Darvocet®, Darvon®, Darvon-N®, Darvocet-N®, Brethine® and aaiPharma®. References in this document to Darvon are to Darvon® and Darvon-N® collectively and references to Darvocet are to Darvocet-N® and Darvocet A500™. All references in this document to any of these terms lacking the “®” or “TM” symbols are defined terms that reference the products or business bearing the trademarks with these symbols.

Item 7.01 Regulation F-D Disclosure.

     On May 3, 2005, pursuant to the terms of confidentiality agreements, we provided certain financial projections (the “Projections”) to members of an ad hoc committee (the “Ad Hoc Committee”) of holders of our $175 million 11.5% senior subordinated notes due 2010 (the “Notes”) in connection with ongoing discussions between us and advisors to the Ad Hoc Committee regarding a potential restructuring of our debt, including the Notes. A copy of the Projections is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. The terms of these confidentiality agreements obligate us to publicly disclose the Projections by including them in a Form 8-K report no later than 6:00 a.m. Eastern Daylight Time on May 9, 2005.

     The Projections present two scenarios for our future operations: (i) the continuation of our operations while retaining our development services business and our Pharmaceuticals Division (“Scenario 1”) and (ii) an assumed sale of substantially all of the assets of our Pharmaceuticals Division in connection with bankruptcy proceedings and the continuation of our development services business thereafter (“Scenario 2”). Both scenarios contemplate reorganization of our company in bankruptcy proceedings commenced under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in early May 2005.

     On May 6, 2005, we entered into an asset purchase agreement to sell the assets of our Pharmaceuticals Divisions for $170 million, subject to certain adjustments, and contingent royalties, of which $8 million would be placed in escrow at closing to fund our obligations that may arise after completion of the sale. The asset purchase agreement contemplates that, at the closing of the asset sale, the purchaser will enter into agreements with us pursuant to which we would provide manufacturing and other support services. The asset purchase agreement is subject to a number of conditions, including that we commence bankruptcy proceedings under chapter 11 of the Bankruptcy Code within four business days after entering into the agreement and that the sale be approved by the bankruptcy court following a period during which other prospective purchasers may submit bids to acquire these assets. We intend to file a Current Report on Form 8-K on or before May 12, 2005 to describe the terms of this agreement in greater detail. We intend to commence bankruptcy proceedings under chapter 11 of the Bankruptcy Code subject to our entering into definitive agreements to establish the debtor-in-possession financing facility contemplated by the commitment letter we accepted on April 29, 2005 which is described below and in our Quarterly Report on Form 10-Q for the period ended March 31, 2005.

     Because the Projections assume a reorganization in bankruptcy in which the interests of our current stockholders would be substantially diluted or eliminated, the financial results set forth in the Projections would not be indicative of the value of our outstanding common stock.

     The Projections have been prepared under the direction of members of our management, on a consolidated basis for aaiPharma Inc. and its subsidiaries. The Projections reflect numerous assumptions, including various assumptions with respect to our anticipated future performance after the transactions contemplated by the Projections are consummated, industry performance, probability of successful product development, regulatory approval and marketing of pipeline products, general business and economic conditions, competition, adequate financing, the ability to make necessary product development and capital expenditures, the ability to establish strength in new markets and to maintain, improve and strengthen existing markets, purchasing trends and preferences, exchange rate fluctuations, operating efficiencies, actions of regulatory agencies and governmental bodies and other matters. Many of the assumptions are beyond our control and some or all of the assumptions may not materialize. In addition, unanticipated events and circumstances with regard to any of the above factors or other matters not listed above may affect our actual financial results in the future.

     The Projections are based upon an analysis of the data available at the time of the Projections and are not guarantees of future performance. Due to the uncertainties inherent in any financial projections, our management is unable to represent or warrant that the information contained in the Projections is without inaccuracies and no assurance can be given or is given that the Projections will be realized. Therefore, while the Projections are necessarily presented with numerical specificity, the actual results achieved for the projected period may vary from the projected results and are subject to significant uncertainties, contingencies, risks and assumptions, many of which are beyond our control. These variations may be material. Accordingly, no representation can be made or is made with respect to the accuracy of the Projections or our ability to achieve the projected results, and the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

     We do not, as a matter of course, make public projections of our anticipated financial position, results of operations or cash flows. Accordingly, we do not anticipate that we will, and we disclaim any obligation to, furnish updated projections to reflect any changed circumstances, including actual industry performance or the general economic or business climate or other matters affecting the Projections that differ from those upon which the Projections have been based.

     The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the Securities and Exchange Commission (the “SEC”) regarding projections or forecasts. Neither our independent registered public accountants nor any other independent accountants have compiled, examined or performed any procedures with respect to the Projections contained herein to determine the reasonableness thereof, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

     The Projections do not reflect any tax consequences with regard to any transaction or restructuring activities which we may or may not pursue. In that regard, we cannot provide any assurance as to the amount, if any, of any such tax consequences, or the effect (whether positive or negative) of such tax consequences on the projected operating results.

Assumptions

     The following sets forth certain assumptions we made in preparing the Projections:

Assumptions Common to Scenario 1 and Scenario 2

     The following assumptions were made in the preparation of the Projections and are common to both Scenario 1 and Scenario 2:

•	Our company and its domestic subsidiaries commence cases under chapter 11 of the Bankruptcy Code in early May 2005.

•	During bankruptcy proceedings, our liquidity needs are met by $210 million of debtor-in-possession financing, representing an incremental $30 million in liquidity over the existing senior credit facilities of approximately $180 million, which would replace our existing senior credit facilities. On April 29, 2005, we accepted a commitment letter for debtor-in-possession financing to provide, subject to approval by the bankruptcy court and other conditions, a $30 million revolving credit facility and a $180 million term loan facility. However, that commitment includes an event of default related to any failure to meet certain sale process deadlines for a potential sale of the Pharmaceuticals Division. Accordingly, we do not have a commitment from any lender to provide $210 million debtor-in-possession financing consistent with the assumption of Scenario 1 that we retain the assets of the Pharmaceuticals Division.

•	The reorganized company that emerges from bankruptcy would have no debt other than as specifically reflected in the assumptions for Scenario 1 and Scenario 2.

•	Three specific pipeline products are successfully developed, approved by regulatory authorities and commercially launched in advantageous market positions in 2007. The Projections do not reflect any development activity with respect to any of our other pipeline products. The net revenues included in the Projections for these three pipeline products are not risk adjusted to reflect the probabilities that the products will not be successfully developed, be timely approved or achieve advantageous competitive positions. As described below, there is substantial risk that these pipeline products will not be developed, approved and commercialized as assumed in the Projections. The Projections for Scenario 1 reflect a revenue stream from these pipeline products that implies a value for these products substantially in excess of amounts indicated by potential purchasers during our exploration of a sale of the assets of the Pharmaceuticals Division.

•	The reorganized company that emerges from bankruptcy proceedings would have fewer than 300 stockholders and thus would not be obligated to file periodic reports with the SEC or comply with the various provisions of the Sarbanes-Oxley Act of 2002 applicable to public companies. The Projections reflect an anticipated savings of approximately $2.5 million per year if the reorganized company were not subject to these requirements, and actual savings could be more or less than this amount, and also reflect additional further initial reductions in general and administrative expense. If the reorganized company has 300 or more stockholders when it emerges from bankruptcy or on the first day of any subsequent fiscal year, it will be required to comply with these regulatory requirements, and general and administrative expenses would be higher than amounts reflected in the Projections.

•	During the period covered by the Projections, we do not incur any material liability in connection with our pending litigation or governmental proceedings described in our Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) and that our litigation expense is substantially reduced upon the reorganized company emerging from bankruptcy. In addition, the Projections assume that during the period covered by the Projections we do not receive any recovery under litigation described in the 2004 Form 10-K in which we are seeking a recovery.

Separate Assumptions for Scenario 1—Retention of Pharmaceuticals Division and Development Services Business (Non-sale)

     The following assumptions were made in the preparation of the Projections for Scenario 1, but not for Scenario 2:

•	We fund the research and development of the three pipeline products at levels projected to be sufficient to permit the timely development and approval of these products in 2007. Due to liquidity constraints, we have had to curtail our research and development activities, and currently only one of our pipeline products is under active development.

•	The reorganized company emerges from bankruptcy at the close of the second quarter of 2005 or soon thereafter as a private company with approximately $215 million in debt, of which approximately $192 million is term debt and approximately $23 million is revolver availability (of which approximately $14 million has been drawn). We can provide no assurance, however, that the reorganized company will emerge on this schedule or that the reorganized company will have these amounts of available financing. Further, any delay in emergence may negatively harm operating results, and may result in an increased debt burden upon exit from bankruptcy. The Projections do not reflect any such negative results or increased debt burden.

•	The amount of Pharmaceutical Division net revenues included in the Projections assumes that we maintain ownership of the pipeline products through commercialization and assumes that we build a 600 person sales force by 2007.

•	The major drivers of Development Services revenue during the projection period include Clinical Services (projected to be approximately 27% of Development Services revenue in 2007), Bioanalytical Operations (projected to be approximately 22% of Development Services revenue in 2007) and Analytics (projected to be approximately 37% of Development Services revenue in 2007).

•	Net revenues of our currently marketed products decline during the period covered by the Projections based on our analysis by product of anticipated market demand and our projected share of the market.

Separate Assumptions for Scenario 2—Sale of Pharmaceutical Division

     The following assumptions were made in the preparation of the Projections for Scenario 2, but not for Scenario 1:

•	We enter into an asset purchase agreement to sell the assets of the Pharmaceuticals Division prior to or shortly after the commencement of bankruptcy proceedings under chapter 11 of the Bankruptcy Code. The net proceeds of the sale of the assets of the Pharmaceuticals Division reflected in the Projections are consistent with the terms of the asset purchase agreement we entered into on May 6, 2005 to sell those assets.

•	We complete the sale of substantially all of the assets of the Pharmaceuticals Division on June 30, 2005. We have assumed that delays resulting in completion of the sale more than 90 days after the commencement of the bankruptcy proceedings would result in a lower sale price, although the reduction may be offset by retention of income from the sale of pharmaceutical products in the ordinary course of business during that period.

•	In connection with the sale of the assets of the Pharmaceuticals Division, we enter into support services agreements with the purchaser of the assets to provide manufacturing and other services for currently marketed products and development and other services for pipeline products on terms as presently being negotiated with this purchaser. Accordingly, revenues pursuant to these continuing service agreements augment net revenues from development services reflected in Scenario 2 as compared to Scenario 1. The Projections assume that our services under these agreements will be charged at our full margins for these services, or our “street rates.” The purchaser of the assets may not require all of the services that we have assumed we would provide under these agreements, may contract with others to provide any necessary services or may be unwilling to pay our “street rates” for any services that we may provide.

•	The purchaser of the assets of the Pharmaceuticals Division is obligated to pay and pays royalties to the reorganized company at specified levels based on sales of pipeline products, if those products are successfully developed, approved and commercially launched.

•	During bankruptcy proceedings, our liquidity needs are met by $210 million of debtor-in-possession financing, representing an incremental $30 million in liquidity over the existing senior credit facilities of approximately $180 million, which would replace our existing senior credit facilities.

•	Accounts receivable related to the Pharmaceuticals Division of approximately $11 million remain as an asset of the remaining business following the asset sale and are collected in the ordinary course. We cannot provide any assurance that the accounts receivable related to the Pharmaceuticals Division will be retained by the reorganized company and will be collected as projected.

•	The reorganized company emerges from chapter 11 bankruptcy proceedings on the same date that the sale of the assets of the Pharmaceuticals Division is completed, June 30, 2005, with approximately $46 million in debt under an approximately $53 million revolving credit facility. Notwithstanding this assumption, we anticipate that if we were to commence chapter 11 bankruptcy proceedings and complete a sale of substantially all of the assets of the Pharmaceuticals Division, the date on which the reorganized company could emerge from bankruptcy proceedings may be at least 30 days after the completion of the asset sale and, depending upon, among other things, when the chapter 11 proceedings are commenced, emergence from chapter 11 will likely not occur until the end of the third quarter or during the fourth quarter of 2005. The Projections do not reflect any potential negative impact on the Company’s operations which may or may not result from an extended delay between the closing of the asset sale and emergence of the reorganized company from bankruptcy proceedings. The Projections assume professional fees and expenses related to the bankruptcy proceedings of $1.5 million to $2.5 million per month. In addition, delays in emergence after completion of the proposed asset sale may require a larger exit facility and may result in increased debt burden at year end.

•	The major drivers of Development Services revenue during the projection period include Clinical Services (projected to be approximately 26% of Development Services revenue in 2007), Bioanalytical Operations (projected to be approximately 21% of Development Services revenue in 2007) and Analytics (projected to be approximately 40% of Development Services revenue in 2007). These percentages are different from those of Scenario 1 due to the incremental Development Services work associated with the service agreements assumed to be entered into with the purchaser of the assets of the Pharmaceuticals Division.

Risks Associated with Projections

     The Projections and certain other information included in this report are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report include the Projections, statements about future financial position, results of operations, and cash flows, duration of bankruptcy proceedings if commenced, the availability of future credit facilities, the completion of a sale of the assets of the Pharmaceuticals Division, development, regulatory approval and commercialization of pipeline pharmaceutical products, litigation expense and general and administrative expenses, sales force expansion and the number of stockholders of a reorganized company upon emerging from bankruptcy. Forward-looking statements also include proposed financial restructuring transactions, the timing and commencement of proceedings under chapter 11 of the Bankruptcy Code and the timing and ability of a reorganized company to emerge from bankruptcy proceedings. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties, including the matters noted above, that could cause actual outcomes to differ materially from those described in the forward-looking statements. These statements are not guarantees of future outcomes, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes may differ materially from what is expressed in the forward-looking statement. Additional risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to timely develop and confirm a plan of reorganization to restructure our debt in the assumed chapter 11 bankruptcy proceedings to permit the reorganized company to emerge from bankruptcy proceedings with the debt levels assumed in Scenario 1 and Scenario 2, as applicable,

•	our ability to generate sufficient cash from operations, asset sales and other transactions to fund our projected cash needs,

•	our ability to operate during the pendency of the assumed bankruptcy proceedings in accordance with our projections and to manage our relationships with our lenders, bondholders, customers, vendors, suppliers and employees during and after the assumed bankruptcy proceedings,

•	our ability to attract, retain and complete product development projects and other customer relationships during and after the assumed bankruptcy proceedings,

•	our ability to obtain critical supplies,

•	our ability to effect the sale of some or all of the assets comprising our Pharmaceuticals Division on projected terms, including the assumed agreement of the purchaser of the assets to pay royalties based on sales of pipeline products and to enter into support services agreements providing for payment based on our street rates for an assumed level of support work,

•	our ability to develop, obtain regulatory approval of and secure advantageous competitive positions for the three pipeline products on the schedule and to the extent assumed in the Projections,

•	market acceptance of the three pipeline products if successfully developed and approved,

•	our ability to obtain debtor-in-possession financing, including approval of the bankruptcy court of such financing, at the levels and on the terms assumed in the Projections, if at all,

•	the investigations by the U.S. Attorney’s office and the SEC into our financial reporting and related activity,

•	the outcome of pending litigation filed against us,

•	the outcome of pending lawsuits we have filed against others,

•	our ability to attract and retain critical personnel, both during the pendency of the assumed bankruptcy proceedings and thereafter,

•	demand for our services and the products we produce for others,

•	with respect to Scenario 1, demand for our products, including our pipeline products assuming that they are successfully developed and approved,

•	with respect to Scenario 2, demand for the three pipeline products, assuming that they are successfully developed and approved, since we could be entitled to royalty payments with respect to those products,

•	the prices that we or our customers can obtain for our products and services,

•	the level of competition we face,

•	actions by the United States Food and Drug Administration (“FDA”) in connection with submissions related to our products or those of our competitors or customers,

•	other governmental regulations and actions affecting our products and services or those of our competitors,

•	third-party payer decisions and actions affecting our products or those of our competitors or customers,

•	our ability to participate in federal health care programs, including the Medicare and Medicaid programs,

•	developments in patent or other proprietary rights owned by us or others, and

•	general conditions in the economy and capital markets.

     The risks and uncertainties described in this report, including the risks and uncertainties described below, are intended to highlight risks and uncertainties that are specific to us but are not the only risks and uncertainties that we face or that would affect the Projections. Additional risks and uncertainties, including those generally affecting the industry in which we operate and risks and uncertainties that we currently deem immaterial, also may have a material impact on our results of operations, cash flows or financial position as compared to the projected results of operations, cash flows and financial position included in the Projections.

Risks Related to Assumed Bankruptcy Proceedings and Financial Condition

We may be unable to secure debtor-in-possession financing necessary to fund our continued operation.

     We have engaged in discussions and negotiations with prospective lenders to obtain financing sufficient to refinance indebtedness outstanding under our senior credit facilities and/or to provide additional credit facilities in order to fund our operations while in a chapter 11 proceeding under the Bankruptcy Code (“DIP Financing”) if we were to commence such a proceeding, and, on April 29, 2005, we accepted a commitment letter for a $210 million DIP Financing. However, that commitment contemplates a sale of the Pharmaceuticals Division and includes an event of default related to any failure to meet certain sale process deadlines for a potential sale of the Pharmaceuticals Division. Accordingly, we do not have a commitment from any lender to provide $210 million debtor-in-possession financing consistent with the assumption in Scenario 1 that we retain the Pharmaceuticals Division. If we are able to obtain DIP Financing, any DIP Financing will be subject to approval by the bankruptcy court in any bankruptcy proceeding and we may be unable to obtain that approval. If we are unable to secure adequate debtor-in-possession financing in a bankruptcy proceeding, we will be unable to fund the continued operations of our company as reflected in the Projections or at all.

We may be unable to develop a plan of reorganization consistent with the assumptions underlying the Projections or any plan of reorganization acceptable to our creditors and may be required to liquidate our assets and cease to operate as a going concern.

     The Projections assume that the reorganized company will emerge from bankruptcy with only the debt specified in the assumptions for Scenario 1 and Scenario 2, as applicable. Such an assumption presumes approval of a plan or reorganization that would produce such a result. We may be unable to develop, confirm and implement a plan of reorganization in bankruptcy proceedings on such terms, or at all. Moreover, if we cannot develop, confirm and implement a plan of reorganization, we may be required to liquidate our assets and cease to operate as a going concern.

We may be unable to operate under the terms of the DIP Financing which may preclude our access to a source of liquidity necessary to fund the continued operation of our business.

     In the assumed bankruptcy proceedings, we may be unable to operate under the terms of the assumed DIP Financing or may otherwise violate the terms of the DIP Financing. Pursuant to the commitment letter that we accepted on April 29, 2005, the definitive agreements establishing any DIP Financing will contemplate a sale of the assets of the Pharmaceutical Division on terms and conditions reasonably satisfactory to the lenders under the DIP Financing by a certain date, with the further requirement that milestones in the sale process be completed by specified dates. If we are unable to complete a sale of the Pharmaceutical Division on acceptable terms on a timely basis, we may be in default of DIP Financing that we are able to obtain and, as a result, we may not have access to a source of liquidity necessary to continue to operate our business and may be required to cease operations and liquidate our assets.

Our substantial indebtedness severely limits cash flow available for our operations and impairs our ability to service debt or obtain additional financing if necessary.

     We are highly leveraged. We have granted the lenders under our senior credit facilities a lien on substantially all of our current and future property, including our intellectual property, and we have granted a second-priority lien on these assets to secure our senior subordinated notes and the guarantees of the notes by certain of our subsidiaries.

     Among other things, the substantial amount of payments on our outstanding debt and other payment obligations:

•	limits our ability to obtain additional financing,

•	limits our flexibility in planning for, or reacting to, changes in our business and the industry,

•	places us at a competitive disadvantage relative to our competitors with less debt,

•	renders us more vulnerable to general adverse economic and industry conditions, and

•	requires us to dedicate a substantial portion of our cash flow to service our debt.

     In Scenario 1 of the Projections, we would continue to be highly leveraged. We cannot assure you that in such circumstances our business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable us to make scheduled interest payments on our debt or repay our debt on or before maturity.

The assumed bankruptcy proceeding, and the circumstances surrounding our pending litigation and governmental investigations and recent management changes and reductions in force, could make it difficult for us to retain and attract critical personnel and we may be unable to do so.

     The bankruptcy proceeding assumed by the Projections, in conjunction with the investigations by the SEC and/or the U.S. Attorney’s Office and pending securities and ERISA class actions and other litigation, and recent changes to our management team and reductions in force, raise substantial uncertainty regarding our ability to focus on our business operations and remain competitive with other companies in our industry. Because of this uncertainty, we may have difficulty retaining critical personnel or replacing personnel who leave aaiPharma. In the assumed bankruptcy, outstanding employee stock options would likely have no value. We also have made matching contributions to our 401(k) plan that were invested in our common stock. The loss in value of these stock options and 401(k) investments may affect our ability to retain our critical employees, which could seriously harm our ability to generate revenue, manage day-to-day operations, and deliver our products and services. In addition, pressures attendant to operating a company in chapter 11 bankruptcy proceedings may make critical positions at our company less desirable than they would otherwise be. As a result of these factors, we may be unable to retain and attract critical personnel to operate our business following the commencement of bankruptcy proceedings and the Projections assume that we will have available critical personnel to operate our businesses throughout the period covered by the Projections.

Customers’ concerns in an assumed bankruptcy may have an adverse effect on our near-term liquidity and cash flow.

     Concern by wholesalers with respect to our liquidity and ability to make payments with respect to product returns or chargebacks may heighten as a result of bankruptcy proceedings, which may have an adverse effect on our near-term liquidity and cash flow not reflected in the Projections. Our wholesalers are under no contractual obligation to purchase our pharmaceutical products. Some customers and potential customers of our AAI Development Services Division have expressed concern with respect to issues regarding our liquidity, potential bankruptcy filing and ability to emerge from bankruptcy as a reorganized company. If we are unsuccessful in overcoming these customer concerns, our Development Services business may be adversely affected, which is not reflected in the Projections.

Risks Related to Development of Pipeline Products

The Projections assume the successful development, approval and commercialization of certain pipeline products and there are significant risks that these products will not be successfully developed, approved or commercialized, and if they are not, our results of operations, financial condition and cash flows would be weaker than as set forth in the Projections, and substantially weaker than as reflected in Scenario 1.

     In the event that we retain the Pharmaceutical Division as assumed in Scenario 1, we have assumed that we will successfully develop, obtain approval for and commercialize three pipeline products and obtain revenues from the sale of those products beginning in 2007. In addition, in Scenario 2, if we sell the assets of the Pharmaceuticals Division, we also assume that these pipeline products will be successfully developed, approved and commercialized, with our receiving fees from the purchaser for support services in connection with the development and manufacturing of these products and royalty payments based on the sales of these products commencing in 2007. The development, approval and commercialization of pharmaceutical products involves significant risks and uncertainties. For successful product development, we must complete many complex formulation and analytical testing requirements. Before marketing most new drug products, the products must be approved by the FDA based upon pre-clinical testing, clinical trials showing safety and effectiveness, chemistry and manufacturing control data, and other data and information. If clinical trials of the products are required by applicable FDA and other regulatory agencies’ requirements, the pharmaceutical products must demonstrate efficacy and a lack of disqualifying undesired effects, and there is no assurance that results of clinical trials will be as anticipated. In addition, to obtain regulatory approvals from the FDA and other regulatory agencies, additional testing, including additional clinical trials, may be required beyond those initially anticipated, resulting in delays and potentially substantially increasing the cost of development. Pharmaceutical products also must be distributed, sampled, advertised and promoted in accordance with FDA requirements. Even if all required pre-marketing approvals are obtained, post-marketing requirements and any failure to comply with other regulations could result in suspension or limitation of approvals or commercial activities pertaining to affected products. The FDA could also require reformulation of products during the post-marketing stage.

     In addition, actions by the FDA after a product is successfully developed, approved and commercialized may reduce actual product sales revenues from the amounts included in the Projections. For example, the FDA has recently taken action requiring a broad class of painkillers known as nonsteroidal anti-inflammatory drugs or NSAIDs to carry a “black box” label warning consumers of an increased risk of heart attack and stroke from using these products. A “black box” warning is the strongest possible warning required by the FDA. One of the products we have been developing is an NSAID and would be required to carry this “black box” label if we complete development of this product and it is approved by the FDA. A “black box” warning label could reduce the commercial prospects for this product.

     In addition, the products may encounter unexpected, irresolvable patent conflicts, or may not have enforceable intellectual property rights. Successful commercialization of new products requires accurate anticipation of market and customer acceptance of particular products, customers’ needs, the sale of competitive products, and emerging technological trends, among other things. A number of factors beyond our control could affect the ability of our products to obtain an advantageous market position, including unanticipated delays in the development or regulatory approval of the products, introduction of competitive products, physician and consumer acceptance of the products and changes in regulatory or consumer perception of the safety or efficacy of the class of products which include our products.

     The Projections are not risk adjusted to reflect the probability that the three pipeline products will not be successfully developed, approved and commercialized. The Projections reflect a revenue stream from these pipeline products that implies a value for these products substantially in excess of amounts indicated by potential purchasers during our exploration of a sale of the assets of the Pharmaceuticals Division. If these pipeline products are not successfully developed, approved and commercialized, our results of operations, financial condition and cash flows would be weaker than as set forth in the Projections, and substantially weaker than as reflected in Scenario 1.

Risks and Uncertainties Related to Our Businesses and Company Not Reflected in the Projections

     The following identifies certain risks and uncertainties related to our businesses and company. Additional risks and uncertainties are described in the 2004 Form 10-K. The Projections do not assume the potential negative outcomes of such risks and uncertainties. Accordingly if we are negatively impacted by the risks and uncertainties identified below and in our 2004 Form 10-K, our actual results of operations, financial condition and cash flows may be substantially weaker than as reflected in the Projections.

An adverse judgment in litigation in which we and certain current and former executive officers, employees and directors are defendants could have a material adverse effect on our results of operations and liquidity.

     We, certain of our current and former officers and directors, and our independent registered public accountants have been named as defendants in purported stockholder class action lawsuits alleging violations of federal securities laws. The securities lawsuits were filed beginning in February 2004 and are pending in the U.S. District Court for the Eastern District of North Carolina. By order dated April 16, 2004, the district court consolidated the securities lawsuits into one consolidated action, and on February 11, 2005 the plaintiffs filed a consolidated amended complaint. The amended securities complaint asserts claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers of our common stock during the period from April 24, 2002 through and including June 15, 2004. The securities complaints allege generally that the defendants knowingly or recklessly made false or misleading statements during the class period concerning our financial condition and that our financial statements did not present our true financial condition and were not prepared in accordance with generally accepted accounting principles. The amended securities complaint seeks certification as a class action, unspecified compensatory damages, attorneys’ fees and costs, and other relief.

     A stockholder derivative suit was filed in the United States District Court for the Eastern District of North Carolina on August 26, 2004 by two putative shareholders against current and former members of our Board of Directors and senior management. Our company is named as a “nominal defendant.” The complaint alleges that the individual director and officer defendants breached fiduciary and contractual obligations to our company by implementing an inadequate system of internal controls, and causing our company to issue false and misleading statements exposing our company to securities fraud liability, and that certain defendants engaged in insider trading. The complaint seeks unspecified compensatory damages, attorneys’ fees and costs, and other relief.

     In addition, we, certain of our current and former directors, officers and employees and others have been named in a purported class action brought by an aaiPharma pension plan participant and beneficiary asserting claims under ERISA on behalf of a class of all persons who are or were participants or beneficiaries of the aaiPharma Inc. Retirement and Savings Plan during the period from April 24, 2002 to June 15, 2004. An amended complaint was filed on March 14, 2005 which alleges generally that the defendants breached fiduciary duties owed under ERISA with respect to the prudence and lack of diversification of investment of Plan assets in our common stock, by misleading participants and beneficiaries of the Plan regarding our earnings, prospects, and business condition, by failing to act in the sole interest of Plan participants, and by failing to monitor the actions of other Plan fiduciaries. The complaint seeks certification as a class action, unspecified compensatory damages, attorneys’ fees and costs, and other equitable relief. This ERISA lawsuit is pending in U.S. District Court for the Eastern District of North Carolina. The proceedings in this matter will be coordinated with the securities lawsuits described above.

     These lawsuits are at an early stage. Our response to the amended securities complaint is not due until May 26, 2005, and our response to the amended ERISA complaint is not due until June 30, 2005 at the earliest. By agreement, no response to the derivative suit is due until 60 days after the court’s decision on our contemplated motion to dismiss the amended complaint, and no discovery has yet occurred in either the securities or derivative litigation. Only limited discovery has occurred in the ERISA litigation.

     In addition to the foregoing matters, we are also a party to several other lawsuits. We are involved in two lawsuits centered on our omeprazole-related patents, including one lawsuit brought by us against an alleged infringer of our patents and another lawsuit which was brought by a third party against us and is currently essentially inactive. Omeprazole is the active ingredient found in Prilosec, a drug sold by AstraZeneca PLC. In August 2004, CIMA Labs, Inc. initiated a lawsuit against us in Minnesota state court seeking to recover the $11.5 million “break-up fee” paid to us pursuant to the merger agreement that we had entered into with CIMA on August 5, 2003, as well as $5 million in other costs. In addition, we are a party to a lawsuit pending in federal court in Georgia against Athlon Pharmaceuticals, Inc. regarding an agreement pursuant to which Athlon was to provide a contract sales force. Athlon is seeking to recover damages in connection with the termination of this agreement. Athlon has also filed a separate action against us in the same court alleging a breach of the purchase agreement pursuant to which we purchased Darvocet A500 from Athlon.

     Although we intend to vigorously pursue all of our claims and defenses available in these lawsuits, an adverse determination in these lawsuits or an inability to obtain payment under our directors and officers liability insurance (“D&O insurance”) policies for litigation and indemnification costs in the securities matters and derivative action and any damages ultimately borne by us as a result of these lawsuits could have a material adverse effect on our business, financial condition, results of operations or cash flows.

An adverse outcome with respect to investigations of aaiPharma that are being conducted by the SEC and the U.S. Attorney’s Office could have a material adverse effect on our results of operations and liquidity.

     In April 2004, in connection with an investigation conducted by the U.S. Attorney’s Office for the Western District of North Carolina (the “U.S. Attorney’s Office”), we received federal grand jury subpoenas for document production and potential testimony related to, among other things, certain transactions regarding our 2002 and 2003 financial information, the terms, conditions of employment and compensation arrangements of certain of our senior management personnel, compensation and incentive arrangements for employees responsible for the sale of our Brethine, Darvocet, calcitriol, azathioprine and Darvon Compound products, quantities of the foregoing products in distribution channels, financial benefits with respect to specified corporate transactions to our senior management and others, certain loans obtained by us, extensions of credit, if any, by us to officers or directors, accounting for sales and returns of our foregoing products, our analysts’ conference calls on financial results, internal and external investigations of pharmaceutical product sales activities, and related matters. The SEC has also commenced an investigation and we have received a subpoena from the SEC covering similar matters.

     We have agreed to cooperate fully with the government investigations and share with the SEC and the U.S. Attorney’s Office all results of the 2004 investigation of unusual sales of certain of our products and other matters by a special committee of our board of directors. The U.S. Attorney’s Office, SEC and other government agencies that are investigating or might commence an investigation of aaiPharma could impose, based on a claim of fraud, material misstatements, violation of false claims law or otherwise, civil and/or criminal sanctions, including fines, penalties, and/or administrative remedies. If any government sanctions are imposed, which we cannot predict or reasonably estimate at this time, our business, financial condition, results of operations or cash flows could be materially adversely affected. These matters have resulted, and are expected to continue to result, in a significant diversion of management’s attention and resources and in significant professional fees.

     In addition, there may be additional government investigations pending of which we are not yet aware.

We have certain obligations to indemnify our officers and directors and to advance expenses to such officers and directors , and we may not have sufficient insurance coverage available for this purpose. We may be forced to pay these indemnification costs directly, and we may not be able to maintain existing levels of coverage, which could make it difficult to attract or retain qualified directors and officers.

     Our bylaws require that we indemnify our directors and officers under specified circumstances. We have also agreed to advance expenses to certain of our directors and current and former officers in connection with investigations by the SEC and the U.S. Attorney’s office. Although we have purchased directors and officers liability insurance for our directors and officers to fund a portion of these obligations, if our insurance carriers should deny coverage, or if the indemnification costs exceed the insurance coverage, we may be forced to bear some or all of these indemnification costs directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows. Our insurance carrier has denied coverage with respect to claims made in connection with the pending ERISA litigation. If the cost of insurance increases significantly, or if insurance becomes unavailable, we may not be able to maintain or increase our levels of insurance coverage for our directors and officers, which could make it difficult to attract or retain qualified directors and officers.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing or payment patterns or inventories, could result in reduced sales or adversely impact our financial performance.

     We are heavily dependent on sales of our products to three large national wholesalers, McKesson Corporation, Cardinal Health Inc., and AmerisourceBergen Corporation, which then resell our products out of their inventories to pharmacies and other indirect customers for use in meeting ultimate prescription demand. Our results of operations, including, in particular, product sales revenue, may vary from quarter to quarter due to buying and payment patterns and inventories of our wholesalers. A significant wholesale customer has indicated to us that it will not pay for current purchases until its exposure for potential product return and chargeback payments is reduced below a specified level. Accordingly, current sales to this significant wholesaler have not resulted in corresponding cash payments to us. In the event wholesalers with whom we do business determine to limit their purchases of our inventory or withhold payments from us, sales of our products or our cash flows could be materially adversely affected. In addition, we believe that excess sales of our Brethine injectable and Darvocet N-100 products during the second half of 2003 significantly reduced our sales of these products in 2004. The small number of wholesale drug distributors, consolidation in this industry, changes in the business model of such wholesale drug distributors or financial difficulties of these distributors could result in the combination or elimination of warehouses, which could temporarily increase returns of our products or, as a result of distributors reducing inventory levels, delay the purchase of our products.

We are dependent on third parties for the manufacture of our products and for critical raw materials and services.

     We are dependent on third parties for certain essential business functions, and problems with these third-party arrangements could materially adversely affect our ability to manufacture and sell products and our business, financial condition and results of operations.

     We are dependent on third parties for the manufacture of certain of our pharmaceutical products. Our manufacturing dependence upon third parties may adversely affect our profit margins and our ability to deliver our products on a timely and competitive basis. We have entered into supply agreements with our third-party manufacturers that obligate them to supply us with products. However, if we are unable to timely pay for such products, our third party manufacturers may be able to terminate their obligations to supply our needs. If we are unable to retain or replace third-party manufacturers on commercially acceptable terms and on a timely basis, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products will be adversely affected, and we may have to seek alternative sources of supply, lose sales or abandon or divest a product line on unsatisfactory terms. We may be unable to enter into alternative supply arrangements at commercially acceptable rates on a timely basis, if at all. The manufacturers that we use may not be able to provide us with sufficient quantities of our products, and the products supplied to us may not meet our specifications. Moreover, failure of our contract manufacturers to follow good manufacturing practices as mandated by the FDA, could suspend or halt manufacturing at these sites. Additionally, modifications, enhancements, or changes in manufacturing sites of approved products are subject to FDA approval that we may not be able to obtain and that may be subject to a lengthy application process.

     After expiration of our existing third-party supply contracts, our manufacturing costs for those products supplied under these contracts could be higher and any transfer of manufacturing of these products, including any transfer to our own or new third-party manufacturing facilities, may cause us to incur significant manufacturing start-up costs. Our third-party supply contracts are scheduled to expire beginning over the next few years, and we may be unable to renew agreements with our current suppliers. Additionally, any change of the manufacturing site of any of these products would require FDA approval of the new manufacturing facility. FDA approval, however, is not within our control, and we may not receive the necessary approval within our anticipated time schedule, if at all.

     We are also dependent on third parties for the supply of critical raw materials and packaging supplies. Sales of our products will be dependent on our ability to obtain FDA-approved supplies of raw materials, including active and inactive pharmaceutical ingredients, and packaging materials, at commercially acceptable prices and terms, in time to satisfy critical product development, testing, analytical and manufacturing activities, customer contracts, or our development plans. The FDA must approve the supply source of many ingredients for our products. The qualification of a new supply source could delay the manufacture of the drug involved. Arrangements with our foreign suppliers are subject to certain additional risks, including the availability of governmental clearances, export duties, political instability, currency fluctuations, and restrictions on the transfer of funds. Any constraints on the supply of raw materials could materially and adversely affect our business, financial condition and results of operations.

     We use, and are dependent on, a contract distribution program for warehousing of our branded products. We have contracted with a national pharmaceutical product distribution company to provide warehousing, product distribution, inventory tracking, customer service and financial administrative assistance related to our product distribution program. We have extended our time of payments of our obligations under this agreement and continue to negotiate with the distributor with respect to payment plans related thereto. The distribution company may terminate this agreement for any reason with 180 days written notice and upon an uncured default thereunder. We are dependent on the capabilities of this third party to distribute our products effectively. We do not have extensive experience performing these functions ourselves and may suffer significant disruption if in the future we have to perform these functions or find alternative providers.

We may be unable to secure or enforce adequate intellectual property rights to protect the new products or technologies we develop, and our existing intellectual property rights may not be adequate to protect us or provide us with a competitive advantage.

     Our ability to successfully commercialize new products or technologies is dependent upon our ability to secure and enforce strong intellectual property rights, generally patents, and we may be unable to do so. To obtain patent protection, we must be able to successfully persuade the U.S. Patent and Trademark Office and its foreign counterparts to issue patents on a timely basis and possibly in the face of third-party challenges. Even if we are granted a patent, our rights may later be challenged or circumvented by third parties. The issuance of a patent is not conclusive as to its validity or enforceability. Litigation to enforce our patents generally will involve substantial professional fees and costs and may ultimately prove to be unsuccessful. In addition, we may receive notices from third parties regarding patent claims against us or our subsidiaries. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our management’s attention and resources, and cause us to incur significant expenses or, in the event of adverse decisions, significant damages owed to the patent owner. In addition, any potential intellectual property litigation could require that we stop selling our products, obtain a license from the owner to sell or use the relevant intellectual property, which we may not be able to obtain on favorable terms, if at all, or modify our products to avoid using the relevant intellectual property. In the event of a successful claim of infringement against us, our business, financial condition and results of operations could be materially and adversely affected.

     Additionally, we also rely on trade secrets and other unprotected proprietary knowledge, which we generally seek to protect by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, licensees and other companies. These agreements, however, may be breached or may not be enforceable, or we may not have adequate remedies for a breach by the other party. Additionally, our trade secrets may become known by our competitors. Parties to those agreements may claim rights to intellectual property arising out of their work. The disclosure or misappropriation of our intellectual property for any of these reasons could materially and adversely affect our business, financial condition and results of operations.

Product liability claims or product recalls could harm our business, financial condition and results of operations.

     We face an inherent business risk of exposure to product liability claims in the event that the use of our products or products that we manufacture for others is alleged to have resulted in adverse effects. Such risks will exist even with respect to those products that receive regulatory approval for commercial sale. While we will take what we believe are appropriate precautions, we may not be able to avoid significant product liability exposure. Although we maintain product liability insurance, this insurance may not be sufficient to cover all potential claims against us or involving our products or products manufactured for others. Also, adequate insurance coverage for existing and future products may not be available in the future at acceptable costs, if at all. The assertion of this type of claim could have a material adverse affect on our business, financial condition and results of operations. Product recalls may be issued at our discretion or at the discretion of government agencies or others having regulatory authority for pharmaceutical product sales. Recalls also could have a material adverse effect on our business, financial condition and results of operations.

We are vulnerable to pressures from third-party payers.

     Our commercial success in product sales will depend on patients being reimbursed by third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. For example, third-party payers strenuously discourage use of branded products when generic substitutes are available. As a result, reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product acquisition and development. If adequate reimbursement levels are not provided, our business, financial condition and results of operations could be materially and adversely affected.

     The market for our products may also be limited by other actions of third-party payers. For example, many managed health care organizations are now limiting the pharmaceutical products that are on their lists of approved drugs. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. In addition, many managed care organizations are pursuing various ways to reduce pharmaceutical costs and are considering formulary contracts primarily with those pharmaceutical companies that can offer a broad line of products for a given class of therapy or disease, which we cannot do. Our products may not be included on the approved drug list of managed care organizations, and downward pricing pressures in the industry generally could materially and adversely impact our business, financial condition and results of operations.

New legislation or regulatory proposals or actions may adversely affect our revenues and prospects.

     A number of legislative proposals aimed at reducing the costs of medical products and services have been enacted or proposed. For example, certain state governments have enacted legislation that seeks to reduce the price paid by the Medicaid program for prescription drugs. In Florida and Michigan, pharmaceutical companies that sell drugs reimbursed under state Medicaid programs are now required to offer rebates in addition to the existing rebates mandated by Federal law in order for their prescription drugs to be placed on the state’s preferred list of drugs eligible for Medicaid reimbursement. A number of states are considering additional legislation and other measures that would, if enacted, further adversely affect revenues from the sale of branded drugs, for example, through limits on the purchase of branded drugs by state institutions and restrictions on reimbursement for branded drugs in programs subject to state jurisdiction.

     In addition, in 2000, Congress directed the FDA to adopt regulations allowing the reimportation of approved drugs originally manufactured in the United States back into the United States from other countries where the drugs were sold at a lower price. Although the Secretary of Health and Human Services has refused to implement this directive, in July 2003 the House of Representatives passed a similar bill that does not require the Secretary of Health and Human Services to act. The reimportation bills have not yet resulted in any new laws or regulations; however, these and other initiatives could decrease the price we receive for our products. For most of our branded products, we own only the U.S. distribution rights, while others own the rights to distribute these products outside the United States. Accordingly, sales of our products in the United States could be adversely affected by the importation of equivalent products that are manufactured by others and are available outside the United States.

     Changes in the Medicare, Medicaid or similar governmental programs or the amounts paid by those programs for our services may adversely affect our earnings. These programs are highly regulated and subject to frequent and substantial changes and cost containment measures. In recent years, changes in these programs have limited and reduced reimbursement to providers. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, creates a new, voluntary prescription drug benefit under the Social Security Act, which we refer to as “Medicare Drug Benefit.” Beginning in 2006, Medicare beneficiaries entitled to Part A or enrolled in Part B, as well as certain other Medicare enrollees, will be eligible for the Medicare Drug Benefit. Regulations implementing the Medicare Drug Benefit have not yet been published, and the Medicare Drug Act requires that the Federal Trade Commission conduct a study and make recommendations regarding additional legislation that may be needed concerning the Medicare Drug Benefit. We are unable at this time to predict or estimate the financial impact of this new legislation.

     Additionally, several large pharmaceutical companies have recently adopted discount plans for the elderly. Our business, financial condition and results of operations could be materially and adversely affected if recently established or future legislative or regulatory programs that are designed to reduce the costs of medical products and services are effective or require consumers to use generic substitutes or other alternatives for our branded products.

Non-GAAP Financial Measures

     The Projections include presentations of “EBITDA before One-Time Costs,” or earnings before interest, income taxes, depreciation, amortization, restructuring charges, costs related to assumed bankruptcy proceedings, and costs associated with certain civil litigation described above, “EBITDA after One-Time Costs,” or earnings before interest, income taxes, depreciation and amortization but after including restructuring charges, costs related to assumed bankruptcy proceedings and costs associated with certain civil litigation described above, and “Cash Flow from Operations,” which is determined by reducing “EBITDA after One-Time Costs” by capital expenditures, interest payments on senior debt, financing related payments and changes in working capital, cash taxes, one-time receipts and disbursements and other cash payments. These items are not measures of financial performance or operating cash flow under generally accepted accounting principles in the United States and we included them in the Projections given to members of the Ad Hoc Committee because the advisors to the Ad Hoc Committee requested that we do so. The items identified in the Projections as “One-Time Costs” represent restructuring charges, costs related to the assumed bankruptcy proceedings and costs associated with certain civil litigation described above. These expenses are identified as “One-Time Costs” in the Projections because of the assumption that they will not recur upon the emergence of the reorganized company from bankruptcy.

     We have not prepared projections that reflect net income and cash flow from operations as determined in accordance with generally accepted accounting principles in the United States for the future periods covered by the Projections. Accordingly, a quantitative reconciliation of the forward-looking non-GAAP financial measures “EBITDA after One-Time Costs,” “EBITDA before One-Time Costs” and “Cash Flow from Operations” to the most comparable financial measure under generally accepted accounting principles in the United States is not available without unreasonable efforts.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit 99.1	Projections provided to certain members of an Ad Hoc Committee of holders of Notes

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2005

aaiPharma Inc.

	By:	/s/ Matthew E. Czajkowski

Matthew E. Czajkowski, Chief Administrative Officer and Chief Financial Officer

Exhibit Index

Exhibit	Description

Exhibit 99.1	Projections provided to certain members of an Ad Hoc Committee of holders of Notes

23